Exhibit 5.1

Kenneth J. Rollins T: +1 858 550 6136 krollins@cooley.com

November 29, 2023

NKGen Biotech, Inc.

3001 Daimler St.

Santa Ana, California 92705

Re: NKGen Biotech, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to NKGen Biotech, Inc., a Delaware corporation (the “Company”) (f/k/a Graf Acquisition Corp. IV), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the sale of shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company upon the exercise of warrants issued by the Company, (b) the resale of shares of Common Stock upon the conversion of the convertible notes issued by the Company, and (c) the resale of Common Stock and warrants issued by the Company and held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the sale of up to 8,676,959 shares of Common Stock, consisting of:
•	up to 4,721,533 shares (the “Private Warrant Shares”) of Common Stock issuable by the Company upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;
•	up to 3,432,286 shares (the “Public Warrant Shares”) of Common Stock issuable by the Company upon the exercise of certain outstanding warrants (the “Public Warrants”) by the holders thereof; and
•

up to 523,140 shares (the “Working Capital Warrant Shares”) of Common Stock issuable by the Company upon the exercise of the certain outstanding warrants issued in connection with the conversion of working capital loans (“Working Capital Warrants”, and together with the Private Warrants and the Public Warrants, the “Warrants”);

(ii)	the resale of up to 36,104,035 shares of Common Stock (the “Selling Stockholder Shares”), consisting of:
•	13,198,679 shares of Common Stock issued pursuant to the Agreement and Plan of Merger, dated April 14, 2023 (the “Merger Agreement”), by and

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
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NKGen Biotech, Inc. November 29, 2023 Page Two

among the Company, Austria Merger Sub, Inc. and NKGen Operating Biotech, Inc., a Delaware corporation that is now a wholly-owned subsidiary of the Company and was formerly known as NKGen Biotech, Inc.;

•

up to 1,507,785 shares of Common Stock (the “Option Shares”) issuable upon the exercise of certain outstanding options to purchase shares of Common Stock (the “Company Options”) that were originally granted by Legacy NKGen (as defined below) and assumed by the Company pursuant to the Merger Agreement;

•

2,516,744 shares of Common Stock issued in a private placement pursuant to a securities subscription agreement dated February 13, 2021 (the “Securities Subscription Agreement”), by and among the Company and Graf Acqusition Partners LLC;

•	6,800 shares of Common Stock acquired in the open market;
•	up to 1,360 shares of Common Stock issuable upon the exercise of certain Public Warrants;
•	1,080,000 shares of Common Stock issued pursuant to the forward purchase agreement funding amount subscription agreement dated September 29, 2023 (the “Polar FPA Funding Subscription Agreement”);
•

up to 1,320,000 shares of Common Stock (the “Convertible Note Shares”) issuable by the Company upon the conversion of the $10,000,000 aggregate principal amount of 5.0% / 8.0% Convertible Senior Notes due 2027 (the “Convertible Notes”) that were issued in a private placement pursuant to a securities purchase agreement dated September 15, 2023 (the “Securities Purchase Agreement”);

•	up to 1,000,000 shares of Common Stock (the “SPA Warrant Shares”) issuable upon the exercise of warrants (the “SPA Warrants”) that were issued pursuant to the Securities Purchase Agreement;
•	up to 4,721,533 Private Warrant Shares;
•	up to 523,140 Working Capital Warrant Shares; and
•

up to 10,209,994 shares of Common Stock (together with the SPA Warrant Shares, the Private Warrant Shares, the Public Warrant Shares and the Working Capital Shares, the “Warrant Shares”) issuable upon the exercise of the warrants (the “PIPE Warrants”) that were issued pursuant to certain subscription agreements dated September 26, 2023 and September 27, 2023 (the “PIPE Warrant Subscription Agreements”);

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

NKGen Biotech, Inc. November 29, 2023 Page Three

(iii)	the resale of 5,246,033 Warrants (the “Resale Warrants”) consisting of:
•	4,721,533 Private Warrants;
•	523,140 Working Capital Warrants; and
•	1,360 Public Warrants.

We understand that the Warrants have been issued in book entry form pursuant to a Warrant Agreement, dated May 20, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”) as permitted by the Warrant Agreement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Merger Agreement, (d) the Company Options, (e) the Securities Subscription Agreement, (f) the Polar FPA Funding Subscription Agreement, (g) the Securities Purchase Agreement, (h) Working Capital Warrants, (i) the PIPE Warrant Subscription Agreements and the PIPE Warrants, (j) the Convertible Notes, (k) the Warrant Agreement and the form of Warrants attached as an exhibit thereto and (l) such other records, documents, opinions, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization by all persons other than the Company and the execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to the Warrants, the Option Shares, the Warrant Shares and the Convertible Note Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company and/or other matters cause the Options or the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Options or the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Resale Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Resale Warrants constituting valid and binding obligations of the Company:

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
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NKGen Biotech, Inc. November 29, 2023 Page Four

(i)Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)We express no opinion as to any provision of the Resale Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties; (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (c) restricts non-written modifications and waivers; (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (e) relates to exclusivity, election or accumulation of rights or remedies; (f) authorizes or validates conclusive or discretionary determinations; or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.The Warrant Shares, when issued and paid for upon exercise of the Warrants, as applicable, in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.The Resale Warrants constitute valid and binding obligations of the Company.

3.The Selling Stockholder Shares, other than any Convertible Note Shares, the Option Shares or Warrant Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

4.Any Convertible Note Shares included in the Selling Stockholder Shares, when issued upon conversion of the Convertible Notes in accordance with their terms, will be validly issued, fully paid and nonassessable.

5.Any Option Shares or Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Options, the SPA Warrants, the Private Warrants, the Public Warrants or the Working Capital Warrants or the PIPE Warrants, as applicable, will be validly issued, fully paid and non-assessable.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

NKGen Biotech, Inc. November 29, 2023 Page Five

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Ken Rollins
Ken Rollins

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com